Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Revlon, Inc.:

We consent to the incorporation by reference in Amendment No. 2 to the registration statement
(No. 333-128815) on Form S-3 of Revlon, Inc. of our reports dated March 9, 2005 with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of Revlon, Inc. and in the December 31, 2004 annual report on Form 10-K/A of Revlon, Inc. and our report dated April 8, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of Revlon, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated April 8, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Revlon, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004. Our report contained an explanatory paragraph that describes a material weakness identified in management's assessment that the Company's internal control over the review and validation of the data input and outputs used in the Company's estimates of reserves for sales returns in the United States was ineffective, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KPMG LLP

New York, New York
December 9, 2005